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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


1. Elk Corporation of Dallas, a Delaware corporation, which owns all of the outstanding stock of (a) Elk Corporation of America, a Nevada corporation, (b) Elk Corporation of Alabama, a Delaware corporation,
         (c) Elk Corporation of Texas, a Nevada corporation, and (d) Elk Corporation of Arkansas, an Arkansas corporation.

2. Cybershield, Inc., a Delaware corporation, which owns all of the outstanding stock of (a) Cybershield of Georgia, Inc. (formerly YDK America, Inc.), a Georgia corporation, (b) Cybershield of Texas, Inc., a Delaware corporation, and (c) Cybershield International, Inc., a Delaware corporation.

3.       Elcor Management Corporation, a Nevada corporation.

4.       NELPA, Inc., a Nevada corporation.

5.       Elcor Service Limited Partnership, a Texas limited partnership.

6.       Chromium Corporation, a Delaware corporation.

7.       OEL, LTD, d/b/a Ortloff Engineers, LTD, a Nevada corporation.

8.       Ortloff de Venezuela, S.A., a Republic of Venezuela corporation.